EXHIBIT 99.1

                        PRESS RELEASE - IMMEDIATE RELEASE


CONTACT:   Mary Ellen Fitzpatrick                     James E. Mahoney
           Senior Vice President                      Senior Vice President
           Corporate Communications                   Corporate Communications
           Enterprise Bank                            Fleet Financial Group
           (978) 459-9000                             (617) 346-5472

DATE:      September 23, 1999



                   ENTERPRISE BANK ACQUIRES TWO FLEET OFFICES

Enterprise Bank and Trust Company has entered into a purchase agreement with Fleet Financial Group to acquire two Merrimack Valley banking offices totaling $66 million in deposits. The acquisition, a result of the divestiture of Fleet banking offices after its merger with BankBoston, was announced by Enterprise Chairman and CEO George L. Duncan, and is contingent upon regulatory approvals.

The two former Fleet branches are located at 223 Boston Road in Billerica and 20 Drum Hill Road in Chelmsford. The offices will continue to operate as Fleet branches until they are converted to Enterprise Bank offices in late spring of 2000. All current Fleet employees will be retained by Enterprise Bank and special notifications will be sent to all customers prior to the conversion.

"The acquisition of these two strategically located offices is a very important step for Enterprise Bank in solidifying our presence in the Greater Lowell area," stated Duncan. Enterprise presently operates branches at 185 Littleton Road in Chelmsford and 674 Boston Road in Billerica. (Both existing locations exceeded growth projections during the past four years.) With the addition of the two new locations, the bank will be able to service customers on both sides of Billerica Center and likewise, on both Route 110 and Drum Hill, two of the major commercial corridors in Chelmsford. the Drum Hill location is ideally situated in the vibrant commercial area that connects the Highlands section of Lowell, Pawtucketville via the Rourke Bridge, and is easily accessible to North Chelmsford, and Tyngsboro.

Enterprise Bank is a $400 million bank servicing growing businesses, professionals, and individuals in a region that extends from Lowell to Leominster. The bank, with trust assets of $200,000,000 and mortgages serviced, now exceeds $600 million under management. Enterprise Bank's services include retail banking, full-service investment management, trust services, mortgage banking, consumer lending, commercial lending, and leasing. With anticipated growth and the addition of the two new branches, Enterprise Bancorp is expected to approach 3/4 billion dollars in assets under management in the year 2000.

Duncan remarked that "We are pleased to have reached an agreement with Fleet that fosters competition, further enhances our investment in communities we serve, and ensures maximum resources and accessibility to growing businesses, non-profits and individuals in our area. Today's


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announcement  is a tremendous  opportunity  for  Enterprise  Bank to further its franchise in the Greater Lowell market. Our present management team is uniquely qualified to handle the full-service financial needs of the businesses and individuals currently serviced at both offices. We are extremely pleased and excited about the new addition to the Enterprise Bank family."

Headquartered in downtown Lowell, Enterprise Bank currently operates offices in Billerica, Chelmsford, Dracut, Leominster, Tewksbury and is soon to open a new branch at 237 Littleton Road, Westford. Upon completion of the proposed acquisition, Enterprise Bank will operate 9 banking offices, a Trust Division and a Mortgage Center.

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